Exhibit 5.1

[Gibson, Dunn & Crutcher LLP Letterhead]

Client: 12412-00001

March 12, 2013

BioCryst Pharmaceuticals, Inc.

4505 Emperor Blvd., Suite 200

Durham, North Carolina 27703

Re:	BioCryst Pharmaceuticals, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 1,700,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the Company’s Stock Incentive Plan (the “Incentive Plan,” and such shares, the “Incentive Plan Shares”) and up to 150,000 shares of Common Stock of the Company (the “Purchase Plan Shares,” and together with the Incentive Plan Shares, the “Shares”) issuable pursuant to the Company’s Employee Stock Purchase Plan (the “Purchase Plan,” and together with the Incentive Plan, the “Plans”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify, or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder.

BioCryst Pharmaceuticals, Inc.

March 12, 2013

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plans and against payment therefor, and when the Registration Statement has become effective under the Securities Act, the Shares so issued will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP